Exhibit 10.3

Coca-Cola Enterprises, Inc.

Form of Approved Option Agreement for Senior Officers in the United Kingdom

Under the UK Approved Subplan

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises, Inc.:

Grant Date:

Option Exercise Price:

Conditions to Vesting (“Service Date(s)”):

The terms and conditions applicable to the grant of approved stock options made by Coca-Cola Enterprises, Inc. (the “Company”) to senior officers in the United Kingdom are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”) and the UK Approved Subplan (the “Subplan”), the terms of which are incorporated into this document. In the event of any conflict between the rules of the Plan and the Subplan, the provisions of the Subplan will prevail. All capitalized terms in this Approved Option Agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement, the Plan or the Subplan.

1.	Grant of Options. A stock option is the right to purchase a share of the Company’s stock (“Stock”) at a specified price. This is a grant of Approved Options made under the Subplan.

The Exercise Price for these Approved Options is [Insert Option Exercise Price], the closing price of a share of Stock on the Grant Date.

2.	Vesting of Options. These Approved Options vest (become exercisable) at the earliest of:

a.	As long as you are continuously employed by the Company or a Subsidiary, according to the following schedule of Service Dates:

b.	Your death, Disability, Severance Termination or Retirement, to the extent permitted under local law.

c.	Your Severance Termination within 24 months of a Change in Control of the Company.

3.	Duration of Options. Unless an earlier expiration date applies as a result of your termination of employment, these Approved Options expire on the tenth anniversary of the date of grant.

4.	Exercise of Options After Termination. Except as provided in Section 2, your unvested Approved Options will be forfeited if your employment terminates before the applicable Service Dates. Any Approved Options that are, or become, vested at the time of your termination of employment may be exercised only up to the earliest of the tenth anniversary of the Grant Date, or

a.	36 months after your termination because of Disability, Severance Termination or Retirement, to the extent permitted under local law.

b.	12 months after your termination because of death.

c.	The remaining term of the Approved Option after your Severance Termination within 24 months of a Change in Control of the Company.

d.	6 months after your termination because of injury (which does not constitute Disability).

e.	6 months after your termination for any other reason.

5.	Definitions. For purposes of this grant, the following definitions apply:

a.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

b.	“Retirement” means your termination of employment at or after you are age 55 and have provided a minimum of five years of service, provided you are not terminated for Cause (as defined in subsection 5(c) of this Agreement).

c.	“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company. “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or the Company’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

6.	Nontransferability of Options. Notwithstanding the terms of the Plan to the contrary, Approved Options granted herein may not be transferred except as set forth in the Subplan.

7.	Exercise of Options. By following the procedures established from time to time by the Company, you may exercise your Approved Options in either of these two ways:

a.	Deliver a cheque for the Exercise Price, together with a notice of exercise.

b.	Through a broker that handles the transaction for you.

8.	Responsibility for Taxes. You acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, Primary or Secondary Class 1 National Insurance Contributions, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Approved Options, including the grant, vesting or exercise of the Approved Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Approved Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to and as a condition of the exercise of the Approved Options, you will pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer. If withholding for the Tax-Related Items is not satisfied by these means, the Company may sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items.

Finally, you will pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan and the Subplan or your purchase of shares that cannot be satisfied by the means previously described.

9.	United Kingdom Tax Acknowledgment. You agree that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the exercise of the Approved Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs and will be immediately due and repayable by you, and the Company and/or your employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by your employer, by withholding the funds from the cash proceeds from the sale of shares of Stock issued upon exercise of the Approved Options or by demanding cash or a cheque from you.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and income tax is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax and national insurance contributions on this additional benefit directly to HM Revenue and Customs under the self-assessment regime.

10.	Applicable UK Taxes. In accordance with UK tax law on the date of grant, there will be no income tax or National Insurance Contributions due on the exercise of the Approved Options where, in addition to complying with the rules of the Subplan, an exercise takes place: (i) while the Subplan remains approved by HM Revenue & Customs; and either (ii) on or after three years from the date of grant or, (iii) if earlier than three years from the date of grant, within six months of the termination of your employment by reason of injury, Disability, redundancy (within the meaning of the Employment Rights Act 1996) or retirement (on or after the retirement age specified in Rule 5(a) of the Subplan).

11.	Nature of Grant. In accepting the grant, you are acknowledging that:

a.	the Plan and the Subplan are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, the Subplan or this Agreement;

b.	the grant of Approved Options is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past;

c.	all decisions with respect to this grant of Approved Options and future stock option grants, if any, will be at the sole discretion of the Company and the Approved Options are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan and the Subplan is voluntary;

e.	your participation in the Plan and the Subplan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without Cause;

f.	the Approved Options and the shares of Stock subject to the Approved Options are not intended to replace any pension rights or compensation;

g.	the Approved Options and the shares of Stock subject to the Approved Options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, a Subsidiary or to your employer;

h.	the Approved Options and the shares of Stock subject to the Approved Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your employer;

i.	neither the Approved Option grant nor any provision of this Agreement, the Plan, the Subplan or the policies adopted pursuant to the Plan or the Subplan confer upon you any right with respect to employment or continuation of current employment with the Company, your employer or any Affiliated Company;

j.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

k.	if the underlying shares of Stock do not increase in value, the Approved Options will have no value;

l.	if you exercise your Approved Options and obtain shares of Stock, the value of those shares of Stock acquired upon exercise may increase or decrease in value, even below the Exercise Price;

m.	no claim or entitlement to compensation or damages shall arise from forfeiture of the Approved Options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Approved Options to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then you shall be deemed irrevocably to have agreed not to pursue such claim and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

n.	in the event of termination of your employment (whether or not in breach of local labor laws), the date of termination of your rights (if any) with respect to the Approved Options as set forth in this Agreement will be measured from the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board/Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Approved Options.

12.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Agreement, by and among, as applicable, your employer, the Company and its Affiliated Companies, including the Participating Companies, for the exclusive purpose of implementing, administering and managing your participation in the Plan and the Subplan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all Approved Options or any other entitlement to shares of Stock granted, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan and the Subplan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and the Subplan, that these recipients may be located in your country, or elsewhere, including outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan and the Subplan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon exercise of the Approved Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and the Subplan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan and the Subplan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.	Governing Law. The Approved Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

14.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan and the Subplan or future options that may be granted under the Plan or the Subplan by electronic means or to request your consent to participate in the Plan or the Subplan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan or the Subplan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement, the Plan and the Subplan.

16.	Deemed Acceptance of Grant. There is no need to acknowledge your acceptance of this grant of Approved Options, as you will be deemed to have accepted the grant and the terms and conditions of the Subplan and this document unless you notify the Company in writing within sixty days that you have declined this grant.

17.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

18.	Plan Administration. The Company is the administrator of the Plan and the Subplan, whose function is to ensure the Plan is managed according to its respective terms and conditions. Questions pertaining to the Plan or the Subplan should be directed to:

COCA-COLA ENTERPRISES, INC.
STOCK PLAN ADMINISTRATOR
P.O. BOX 723040
USA, ATLANTA, GA 31139-0040
(001) 678-260-3000